Exhibit 4.1

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT, dated as of May 24, 2006 (this “Agreement”), by and among DYNAMIC HEALTH PRODUCTS, INC., a Florida corporation (the “Company”), DYNAMIC MARKETING I, INC., a Florida corporation (“DMI”) and LAURUS MASTER FUND, LTD., a Cayman Islands company (“Laurus”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in (i) that certain Securities Purchase Agreement, dated as of September 30, 2004, by and between the Company and Laurus (as amended, modified or supplemented from time to time, the “Securities Purchase Agreement” and, together with the Related Agreements referred to therein, the “2004 Loan Documents”) or (ii) that certain Security Agreement, dated as of March 29, 2005, by and between the Company, DMI and Laurus (as amended, modified or supplemented from time to time, the “Security Agreement” and, together with the Ancillary Agreements referred to therein, the “2005 Loan Documents” and, together with the 2004 Loan Documents, the “Loan Documents”), as applicable.

WHEREAS, reference is made to that certain Supplemental Stock Pledge Agreement, dated as of September 30, 2004 and issued by the Company to Laurus (as amended, modified and/or supplemented, the “Pledge Agreement”);

WHEREAS, the Company has received certain overadvances of funds in the aggregate amount of $572,093.94 as of the date hereof (the “Excess Overadvance”), pursuant to the 2005 Loan Documents which are in excess of the amounts permitted by that certain Overadvance Letter, dated as of March 29, 2005 by and between the Company and Laurus (as amended, modified or supplemented from time to time, the “Overadvance Letter”);

WHEREAS, Laurus has agreed to release for sale certain shares of common stock of Geopharma, Inc. (FKA Innovative Companies, Inc.) (“Geopharma Shares”) which have been pledged by the Company pursuant to the Pledge Agreement, and accept the proceeds of such sale in the amount of $572,093.94 in full satisfaction of the Excess Overadvance;

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Laurus agree as follows:

1. The Company and Laurus hereby agree that Laurus shall deliver to the Company the certificate in its possession for 347,938 Geopharma Shares, (the “Certificate”) issued in the name of Pharma Labs RX, Inc. (“Pharma”) and pledged by Pharma as security under the Loan Documents, together with a medallion guaranteed signature of Pharma for transfer. Laurus has agreed to release the Certificate to the

Company for the sole purpose of allowing the Company to sell such number of Geopharma Shares as shall produce approximately $572,093.94 of net proceeds (the “Sale Shares”). Such sale shall be consummated no later than June 5, 2006 (the “Sale Termination Date”). The proceeds of such sale shall be delivered to Laurus via wire transfer within one business day of the receipt of such funds by the Company. The Company will deliver to Laurus a certificate representing the remainder of the Geopharma Shares, less the Sale Shares, together with a medallion guaranteed signature of Pharma, within seven days after the Sale Termination Date.

2. On the Sale Termination Date, Schedule A to the Pledge Agreement shall be amended to include only the number of Geopharma Shares, less the Sale Shares.

3. The amendments and waivers set forth herein shall be effective as of the date first above written (the “Effective Date”) on the date when each of the Company and Laurus shall have executed and the Company shall have delivered to Laurus its respective counterpart to this Agreement.

4. Except as specifically set forth in this Agreement, there are no other amendments, modifications or waivers to the Loan Documents, and all of the other forms, terms and provisions of the Loan Documents remain in full force and effect.

5. The Company hereby represents and warrants to Laurus that (i) no Event of Default exists on the date hereof, (ii) on the date hereof, all representations, warranties and covenants made by the Company in connection with the Loan Documents are true, correct and complete, and (iii) on the date hereof, all of the Company’s and its Subsidiaries’ covenant requirements have been met.

6. The Company hereby agrees to file an 8-K, completed as appropriate, with the Securities and Exchange Commission disclosing the terms and conditions set forth in this Agreement as soon as practicable, but no later than the fourth (4th) business day following the date hereof.

7. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and permitted assigns. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

IN WITNESS WHEREOF, each of the Company and Laurus has caused this Agreement signed in its name effective as of this 24th day of May 2006.

DYNAMIC HEALTH PRODUCTS, INC.

By:	/s/ Mandeep K. Taneja
Name:	Mandeep K. Taneja
Title:	CEO

DYNAMIC MARKETING I, INC.

By:	/s/ Mandeep K. Taneja
Name:	Mandeep K. Taneja
Title:	CEO

PHARMA LABS RX, INC.

By:	/s/ Mandeep K. Taneja
Name:	Mandeep K. Taneja
Title:	CEO

LAURUS MASTER FUND, LTD.

By:	/s/ David Grin
Name:	David Grin
Title:	Director

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